April 16, 1997



Board of Directors
First Federal Savings Bank
2900 Texas Avenue
Bryan, TX  77802

     RE: Federal Income and Texas Franchise Tax Opinion Relating to the Tax-Free Formation of the Bryan-College Station Financial Holdings Company and the Acquisiton of First Federal Savings Bank by the Newly-Formed Holding Company Under the Internal Revenue Code of 1986, As Amended, and the Texas Franchise Tax as Codified in Title 2, Subtitle F (Chapter 171) of the Tax Code Effective January 1, 1982

Gentlemen:

You have requested our opinion regarding the federal income and Texas franchise tax consequences of the formation of the Bryan-College Station Financial Holding Company ("Holding Company") and the acquisiton by Holding Company of 100 percent of all of the outstanding common shares of First Federal Savings Bank ("Bank").


                                      FACTS

The Holding Company will be formed by members of the management of First Federal Savings Bank (the "Bank") and certain shareholders of the Bank (collectively the "control group") for a nominal amount of cash in order to facilitate the transaction. The Holding Company, in turn, will form a wholly-owned subsidiary ("New Bank") to facilitate the merger of New Bank into the Bank.

Upon receiving shareholder approval from the shareholders of the Bank, the New Bank will be merged with and into the Bank with the Bank surviving the transaction (the "Merger"). As part of the Merger, each shareholder of the Bank will receive the right to exchange each share of Bank Common Stock for two and one-half shares of Holding Company Common Stock or $24.07 in cash or, alternatively, of any combination of Holding Company Common Stock and cash. Fractional shares will be rounded to the next whole share. As a result of these exchanges, Holding Company will own all of the outstanding Bank Common Stock.

To finance the acquisition of Bank Common Stock in the Merger, contemporaneous with the merger, in an initial public offering, Holding Company will offer for sale up to 200,000 shares of Holding Company Common Stock and a certain number of debentures and warrants. Each warrant issued will entitle the holder thereof to purchase one share of Holding Company Common Stock.

              The   Agreement   and  Plan  of  Merger   and  the   Joint   Proxy
     Statement/Prospectus contain detailed descriptions of the Merger and the initial public offering. These documents as well as the following representations and assumptions are incorporated in this statement of the facts.



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                   ADDITIONAL ASSUMPTIONS AND REPRESENTATIONS

              We have relied upon the following assumptions and representations in rendering this opinion.

1. The Bank shareholders who elect to receive shares of Holding Company Common Stock in the merger will not contribute any property or liabilities to the Holding Company other than Bank Common Stock and nominal cash contributed to facilitate the Holding Company formation.

2. The Holding Company will only have one class of stock outstanding after the merger and the initial public offering.

3. The Bank shareholders who elect to receive shares of Holding Company Common Stock in the merger, and the Holding Company common shareholders who acquire their stock for cash in the initial public offering, will own 100 percent of the Holding Company Common Stock after the merger and the initial public offering.

4. The Holding Company does not intend to issue additional shares other than the issuance of the shares of its common stock described herein.

5. The Holding Company has no intention of disposing of the Bank stock acquired in the merger or of liquidating the Bank following the merger.

6. There is no plan for the Holding Company to be merged into another corporation subsequent to the merger.

7. The Bank will not have any net operating losses, capital loss carryovers, or built-in losses at the time of the merger.

8.   The Bank will be solvent at the time of the merger.

9. There will be no indebtedness between the Bank and the Holding Company created as a result of the merger or the initial public offering.

10. After the merger, the Holding Company will own stock of the Bank which possesses at least 80 percent of the total voting power of all the stock (common and preferred) of the Bank and at least 80 percent of the value of all the stock (common and preferred) of the Bank.

11. No stock or securities of the Holding Company will be issued for services rendered to or for the benefit of the Holding Company in connection with the merger or the initial public offering.

12. All the exchanges and transfers related to the merger and the initial public offering will occur on or approximately on the same date.



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13.  The Holding Company will not be an investment company within the meaning of
     Section    351(e)(1)   of   the   Internal   Revenue   Code   and   Section
     1.351-1(c)(1)(ii) of the Income Tax Regulations.

14. Following both the merger and the initial public offering, the person or persons in control of Holding Company, within the meaning of IRC Section 304(c), will not be the person or persons in control of Bank, within the meaning of IRC Section 304(c), immediately prior to the merger.


                                     OPINION

Based  on  our  understanding  of  the  foregoing  facts,   representations  and
assumptions, and the applicable laws and regulations, we are of the opinion that for federal income and Texas franchise purposes:

1. The formation of Holding Company, the merger of New Bank with and into Bank, and the initial public offering, as described above, will be treated as involving, in substance, the transfer of Bank Common Stock and/or cash, as the case may be, for Holding Company Common Stock and/or cash, as the case may be. The transitory existence of New Bank and its merger with and into Bank will be disregarded.

2. No gain or loss will be recognized on the receipt of Holding Company Common Stock by the Bank common shareholders who receive solely Holding Company Common Stock in exchange for Bank Common Stock (IRC Code Section 351(a)). Gain, but not loss, will be recognized by the Bank common shareholders who receive both Holding Company Common Stock and cash in exchange for Bank Common Stock, but in an amount not in excess of the cash received (IRC Code
     Section 351(b)).

3. No gain or loss will be recognized by Holding Company on the receipt of cash and Bank Common Stock solely in exchange for shares of Holding Company Common Stock (IRC Section 1032).

4. The basis of the Holding Company Common Stock received by a Bank common shareholder will be the same as the adjusted basis of the Bank Common Stock surrendered in exchange therefore, decreased by the amount of any cash received, and increased by any gain recognized in the exchange (IRC Section
     358).

5. The holding period of the Holding Company Common Stock received by a Bank common shareholder in exchange for the transfer of Bank Common Stock will include the period during which the Bank Common Stock surrendered in exchange therefor was held, provided that the Bank Common Stock was held as a capital asset on the date of the exchange (IRC Section 1223(1)).

6. The basis of the Bank Common Stock received by Holding Company will be the same as the basis of the Bank Common Stock in the hands of the Bank common shareholders immediately prior to the exchange, increased by any gain recognized by the Bank common shareholders in the exchange (IRC Section 362(a)).



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7.   The holding  period of the Bank Common  Stock  received by Holding  Company will include the period during which the Bank Common Stock was held by the Bank common shareholders (IRC Section 1223(2)).

8. Gain or loss, if any, will be recognized by a Bank common shareholder who receives solely cash in exchange for the transfer of Bank Common Stock.


Our opinion is based on the Internal Revenue Code, Texas Code, Regulations, administrative pronouncements and case law in existence as of the date of this opinion and based on the facts contained herein. However, our opinion is not binding on the Internal Revenue Service or the state of Texas, and the Internal Revenue Service or the state of Texas could disagree with the conclusions reached in our opinion.

No opinion is expressed under the provisions of other sections of the Internal Revenue Code and Regulations which may be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction which are not specifically covered by the opinion set forth above.

If any fact or assumption contained in this opinion changes, it is imperative we be notified to determine the effect, if any, on the conclusions reached herein.

Very truly yours,


/s/ Crowe, Chizek and Company LLP
---------------------------------
Crowe, Chizek and Company LLP